Exhibit 10.3

February 20, 2020

Dear William:

23andMe, Inc. (the "Company") is pleased to offer to you employment on the following terms:

1.
Position. Your initial title will be Director, Target and Drug Discovery, and you will initially report to Astrid Ruefli-Brasse, Vice President, Drug Discovery. This is a full-time exempt position. By signing this offer letter agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.
Cash Compensation. Subject to adjustment pursuant to the Company’s employment compensation policies as in effect and revised from time to time, you will be paid base salary at an annualized rate of $325,000, payable in accordance with the Company’s standard payroll schedule, which is currently semi-monthly.
3.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefit plans. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.
4.
Stock Option. The Company will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option to purchase up to 50,000 shares of the Company’s Common Stock. The grant of any option is subject to the Board’s approval and the Company’s promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. If approved, the exercise price per share will be equal to the price determined by the Board per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan (as amended) (the “Plan”), as described in the Plan and the applicable Stock Option Agreement used under the Plan. You will vest and become exercisable in twenty-five percent (25%) of the option shares after twelve (12) months of continuous service, and you will vest and become exercisable in 1/48th of the option shares over the next thirty-six (36) months of continuous service, as described in the applicable Stock Option Agreement.
5.
Invention Assignment and Confidentiality Agreement. To protect the interests of the Company, like all Company employees, you will be required to sign the Company's standard Employee Invention Assignment and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement is attached as Exhibit A. Please note this agreement contains many very important provisions, including (without limitation) those that require the assignment of inventions, disclosure of inventions, obligations of confidentiality, non-competition, non-solicitation, and rights to use your name and likeness, etc. Please review the agreement carefully.
6.
Third-Party Confidential Information. The Company also wants to protect the confidential information of third parties. Thus, please do not bring or disclose to the Company or use in the performance of your duties for the Company any confidential or proprietary information of a prior employer or any other third party, whether or not created or developed by you.
7.
At-Will Employment. Employment with the Company is for no specific period of time. You understand that your employment with the Company will be “at-will,” which means that either you or the Company may terminate your employment at any time and for any reason, with or without prior notice and with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.
8.
Proof of Authorization to Work in the United States. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Attached as Exhibit B is the I-9 document that you will be required to complete on your first day of employment. Please refer to this document and bring the correct identification with you. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination. This offer is contingent on your securing valid immigration status and work authorization before your expected start date and maintaining your valid immigration status and work authorization throughout your employment. You agree that you will cooperate with the Company to complete all paperwork and forms necessary to obtain such status.
9.
Representations. You represent and warrant that the credentials and information you provided to the Company related to your qualifications and ability to perform this position are true and correct.
10.
Company Policies. You agree to abide by all applicable Company policies disclosed to you from time to time during the term of your employment.
11.
Tax Matters and Tax Advice. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation, including any option granted to you.
12.
Interpretation, Amendment and Enforcement. This offer letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or of any issues arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by this letter agreement and California law, excluding, however, laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.
13.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
14.
Acceptance. If you decide to accept our offer of employment, and we hope that you will, please sign and date this offer letter agreement in the space indicated and return it to me. This offer letter agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement. Execution of a facsimile, electronic or pdf copy will have the same force and effect as execution of an original, and a facsimile, pdf or electronic signature will be deemed an original and valid signature. You will also be required to complete and sign the Company’s standard employment application form. This offer may be withdrawn at any time prior to our receipt of your written acceptance and is contingent upon satisfactory completion of routine reference and backgrounds checks, your written acceptance by February 25, 2020, and your starting work with the Company on March 9, 2020. Please also complete and return the attached Employee Invention Assignment and Confidentiality Agreement and return with this letter agreement.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Fred Kohler

Fred Kohler VP, People

I have read and understood this offer letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ William Richards

Signature of William Richards

Date Signed: February 20, 2020

Start Date: March 9, 2020